NBT
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                                                                         BANCORP


November 26, 2004



Dear  Stockholder:

NBT Bancorp Inc.'s Board of Directors is pleased to announce that it has adopted a new Stockholder Rights Plan (the "Plan"). This Plan became effective on November 14, 2004, upon the expiration of a similar plan adopted in 1994. The Plan will continue to safeguard your rights and investment in NBT Bancorp Inc. (the "Company"). Specifically, the Plan is designed to protect all stockholders of the Company against hostile acquirers who may seek to take advantage of the Company and its stockholders without paying all stockholders of the Company a full and fair price. As part of this Plan, a special type of dividend has been declared on the capital stock of the Company in the form of a distribution of rights. The enclosed summary description outlines the principal features of the Plan. I urge you to read the summary carefully and keep it with your stock records, since it contains important information.

The distribution of rights is not intended to prevent a fair and equitable takeover of the Company, and these rights will not do so. However, the rights should discourage any effort to acquire the Company in a manner or on terms not approved by the Company's Board of Directors. The rights are designed to deal with the serious problem of a potential acquirer using coercive or unfair tactics to deprive the Company's Board of Directors of any real opportunity to determine the future of the Company and to realize the value of your investment in the Company.

The distribution of rights will not in any way alter the financial strength of the Company or interfere with its business plans. The distribution will also not change the way in which you can currently trade the Company's shares and will not dilute or affect reported per-share results. While the distribution of the rights will not be taxable either to you or to the Company, stockholders may, depending on their individual circumstances, recognize taxable income should the rights become exercisable. As explained in further detail in the enclosed Summary of Rights, the rights will only become exercisable if certain events occur. You do not need to take any current action with respect to your shares.

More than 2,200 publicly traded companies have adopted stockholder rights plans similar to the one adopted by the Company. Our overriding objective is to preserve and enhance the Company's value for all stockholders. In declaring the rights dividend, your Board of Directors has expressed its confi dence in the Company's future and its determination that you be given every opportunity to participate fully in that future.

Very truly yours,

/s/  Daryl R. Forsythe


Daryl R. Forsythe
Chairman and Chief Executive Officer



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 NBT BANCORP INC., 52 SOUTH BROAD STREET, P.O. BOX 351, NORWICH, NEW YORK 13815
                          - 607.337.BANK (607.337.2265)


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